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Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED
S.E.C. REDACTED COPY

Confidential Portion Indicated by "[***]"

AMENDMENT TO EXCLUSIVE DISTRIBUTION AGREEMENT

        This Amendment to the Exclusive Distribution Agreement dated June 27, 2002 is made this 9th day of July, 2003, between Unisource, Inc. ("Unisource"), a Colorado corporation with its principal place of business at 283 Elk Spring Trail, Edwards, Colorado 81632, and First Horizon Pharmaceutical Corporation ("Horizon"), a Delaware corporation with its principal place of business at 6195 Shiloh Road, Alpharetta, Georgia 30005.

RECITALS

        A.    Unisource is engaged in the business of developing, manufacturing, and selling pharmaceutical products.

        B.    Horizon is engaged in the business of marketing and distributing pharmaceutical products.

        C.    Unisource and Horizon have entered into an Exclusive Distribution Agreement dated June 27, 2002 ("Supply Agreement") concerning two related pharmaceutical products, one containing Dexchlorpheniramine Tannate and Pseudoephedrine Tannate, and the other containing Dexchlorpheniramine Tannate, Pseudoephedrine Tannate, and Dextromethorphan Tannate (individually the "Product" and collectively the "Products," and defined further below).

        NOW, THEREFORE, in consideration of the mutual promises of the parties, it is agreed:

AGREEMENTS

1.
Section 2.1(b) of the Supply Agreement shall be replaced in its entirety with the following provision:

    Unisource shall have the right to terminate its obligation to supply Horizon exclusively with the Products if Horizon's aggregate purchases for the Products during any calendar year beginning in 2003 is less than [***] gallons regardless of package size (unless Unisource fails to deliver, or Horizon is not obligated to order from Unisource, as a result of Unisource's breach of this Agreement). Unisource must exercise its right to terminate its exclusivity obligation, if at all, by written notice given within sixty (60) days after the end of a calendar year in which Horizon failed to purchase the [***] gallon minimum amount. Unisource's right to terminate its exclusivity obligation shall be Unisource's sole remedy for Horizon's failure to purchase the minimum amount during any calendar year. If Horizon purchases more than the minimum amount during a particular calendar year, the overage above the minimum amount will carry over to the next year's minimum amount as a credit. A gallon is defined as 128 fluid ounces.

2.
Section 2.2(a) is amended to change the words "sixty (60) day cure period" to "ninety (90) day cure period" where those words appear in the section.

3.
Section 2.3(b) of the Supply Agreement is replaced in its entirety with the following provision:

    2.3(b).  Unisource shall have the right to increase the price of each of the Products by an amount equal to percentage increase in the Producer Price Index ("PPI") since the most recent price increase (or since the Effective Date of this Agreement if there has been no price increase), except that Unisource may increase the price beyond the increase in the PPI to reflect documented increases in the price of raw materials (including but not limited to APIs) or cost of manufacturing the Products. Unisource shall not increase prices more often than once per calendar year and shall provide Horizon with thirty (30) days notice before a price increase becomes effective.

4.
Section 2.3(c)(ii) and 2.3(c)(iii) of the Supply Agreement are replaced in their entirety with the following provisions, respectively:

    Section 2.3(c)(ii).

      Each month, Horizon shall submit to Unisource rolling purchase orders such that Unisource has purchase orders for the next six (6) months commencing with the month following the month of each such submission. Each purchase order shall be a firm order, subject to the provisions below, and Unisource shall be obligated to supply, and Horizon to purchase, the quantities of Products set forth therein during such period. Notwithstanding the above, Horizon may postpone purchase orders for which the designated delivery date is more than seventy-five (75) days after notice of such postponement. The maximum amount of time of any postponement shall be four months after the original designated delivery date.

      In addition, each month, Horizon shall submit to Unisource a six (6) month rolling forecast commencing with the month following the last month of the rolling six months of purchase orders. These forecasts are not binding on either party, but Horizon shall provide good faith estimates.

    Section 2.3(c)(iii).

      For clarity, the following hypothetical is provided: In June of 2003, Horizon shall submit rolling purchase orders such that Unisource has purchase orders for July through December of 2003. In addition, Horizon shall submit a forecast for January through June 2004. At the time of such submissions (assume June 15 of 2003), First Horizon may elect to postpone the delivery dates of previously submitted purchase orders that have a designated delivery date more than seventy-five (75) days after June 15, 2003, so long as the length of postponement is not more than four months after the original designated date.

5.
A new Section 2.3(g) of the Supply Agreement is added as follows:

    2.3(g)  Unisource may request information pertaining to the inventory of the Products maintained by Horizon and Horizon's sales of the Products, and Horizon shall not unreasonably withhold such information. Unisource acknowledges that such information is confidential and shall only be used for manufacturing and resource planning by Unisource.

6.
Section 4.1 of the Supply Agreement is replaced in its entirety with the following provision:

    4.1  Subject to the rights of termination set forth below, the term of this Agreement shall be from June 27, 2002 through and including June 27, 2009. The term shall be automatically extended for successive three (3) year renewal period while both the Horizon/JFC Agreement remains in effect and Unisource has the right to buy the APIs from JFC, unless Horizon gives written notice to Unisource at least six (6) months before the end of the original term of any renewal period. If either the Horizon/JFC Agreement has expired or been terminated, or if Unisource no longer has the right to purchase the APIs from JFC, the term shall be automatically extended for successive three (3) year renewal periods unless either party gives written notice to the other at least six (6) months before the end of the original term or any renewal period.

7.
Section 4.3 of the Supply Agreement is replaced in its entirety with the following provision:

    4.3  If the ground for termination is section 4.2(a), the terminating party shall give the other party ninety (90) days notice prior to termination and the reason therefore, during which time the other party may attempt to cure the breach cited in such notice. If the ground for termination is cured, this Agreement shall continue in full force and effect. Both parties agree to make a good faith and reasonable effort to avoid repetitive breaches of this Agreement. Notwithstanding anything to the contrary above or in Section 2.2(a), each party may have one (1) cure period of one hundred and twenty (120) days rather than ninety (90) days.

8.
Except as expressly modified by this Amendment, the Supply Agreement shall remain in full force and effect and shall remain unchanged.

        IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their duly authorized representatives as of the day and year first above written.

FIRST HORIZON PHARMACEUTICAL CORPORATION

By:	/s/
Title:	Vice President

UNISOURCE, INC.

By:	/s/
Title:	President

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AMENDMENT TO EXCLUSIVE DISTRIBUTION AGREEMENT